Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cape Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-1 (No. 333-146178) and on  Forms S-8 (No.  333-168264 and  333-168265)  of Cape Bancorp, Inc. and subsidiaries (the Company) of our report dated March 15, 2013, with respect to the consolidated balance sheet of the Company as of December 31, 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2012 and 2011, which report appears in the December 31, 2013 annual report on Form 10-K of the Company.

Philadelphia, PA

March 10, 2014